For period ending February 29, 2004		Exhibit 77D

File number 811-6292



Effective February 15, 2004, the fund is a multi-asset fund and allocates its assets among the major domestic asset classes
(US fixed income and US equities) based upon UBS Global AMs assessment of prevailing market conditions in the US and abroad.